Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

CONTACT:

Denise Bentele
Common Ground PR
636-530-1235
dbentele@commongroundpr.com

Karen Mac Donald
Taubman, Director, Communications
248-258-7469
kmacdonald@taubman.com

Barbara Baker
Taubman, Vice President, Investor Relations
248-258-7367
bbaker@taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN BREAKS GROUND ON HIGH-END OUTLET MALL
IN SUBURBAN ST. LOUIS

BLOOMFIELD HILLS, Mich., April, 5, 2012 - - Taubman Centers, Inc. (NYSE: TCO) announced today that it has broken ground on its latest retail development project - Taubman Prestige Outlets Chesterfield, located in the western St. Louis suburban city of Chesterfield, Missouri. With Site Development Plan approval complete and final approval recorded, the mall will open in fall 2013.

The 49-acre open-air shopping center will feature 450,000 square feet of retail space with more than 100 stores. The company says response from tenants has been overwhelmingly positive and that it has firm commitments from most major retailers. The company estimates that the project will generate 750 construction jobs, and it will employ around 1,200 when the mall opens. Attributes include an open-air design, dog-friendly hospitality, access to the levee-fitness trail and a food court.

“Taubman Prestige Outlets Chesterfield will provide one of the most distinct outlet shopping experiences in the nation,” said Taubman's chief operating officer William Taubman. “Over the last year we've garnered all required approvals, from City, County and State agencies, to the Monarch-Chesterfield Levee District, FEMA and the Army Corps of Engineers and we are pleased to have these specific approvals required for groundbreaking. We will be the dominant outlet shopping destination in the region, bringing the best of the world's outlet fashion retailers to a discerning public in a beautifully designed center worthy of this city.”

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Taubman Prestige Outlets Chesterfield Breaks Ground/2

The center will include a mix of high-end fashion focused designer outlets, popular favorites and a food court. The site, as validated by the retailers' acceptance and enthusiasm, is by far the superior site in the entire St. Louis metro area for this market dominant outlet development. This site offers unobstructed freeway visibility for retailers, convenience for shoppers with simple on-and-off access from the region's central interstate and its close proximity to Chesterfield Commons, an already established and thriving retail destination.

The company has earned significant international attention recently for its City Creek Center in Salt Lake City, credited as the only enclosed regional mall to open in the U.S. in several years. The company leads the publicly held U. S. regional mall industry in mall tenant sales per square foot, delivering the most successful, established retail destinations in the country including two of the country's most successful outlet centers - Dolphin Mall in Miami and Great Lakes Crossing Outlets in suburban Detroit.

About Taubman
Taubman Centers is a real estate investment trust engaged in the development, leasing and management of regional and super regional shopping centers. Taubman's 27 U.S. owned, leased and/or managed properties, the most productive in the publicly held U.S. regional mall industry, serve major markets from coast to coast. Taubman Centers is headquartered in Bloomfield Hills, Michigan, and its Taubman Asia subsidiary is headquartered in Hong Kong.  For more information about Taubman, visit www.taubman.com.
For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to the global credit environment and the continuing impacts of the recent U.S. recession, other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry and integration and other acquisition risks. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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